Exhibit 10.47

First Modification to Loan and Security Agreement

This First Modification to Loan and Security Agreement (this “Modification”) is entered into by and between TransTech Systems, Inc. (“Borrower”) and BFI Business Finance (“Lender”) as of this 11th day of March, 2009, at Campbell, California.

RECITALS

A.           Lender and Borrower have previously entered into or are concurrently herewith entering into a Loan and Security Agreement (the “Agreement”) dated December 9, 2008.

B.           Lender and Borrower may have previously executed one or more Modifications to Loan and Security Agreement (the "Previous Modification(s)").

C.           Borrower has requested, and Lender has agreed, to modify the Agreement as set forth below.

AGREEMENT

For good and valuable consideration, the parties agree as set forth below:

1.           Incorporation by Reference.  The Agreement and the Previous Modification(s), if any, as modified hereby and the Recitals are incorporated herein by this reference.

2.           Effective Date.  The terms of this Modification shall be in full force and effect as of December 9, 2008.

3.           Modification to Agreement.  The Agreement is hereby modified to amend and restate the section(s) referenced below:

a.
Section 2.2.3.  Minimum Monthly Interest Payment.  Interest, together with the Administrative Fee payable under this Agreement on a monthly basis, shall not be less than --------N/A-------- Dollars ($--------N/A--------) (the “Minimum Monthly Interest Payment”).

b.
Section 34.  Minimum Quarterly Interest Payment.  Interest, together with the Administrative Fee payable under this Agreement on a quarterly basis, shall not be less than Five Thousand Nine Hundred Eighty and 00/100 Dollars ($5,980.00) (the “Minimum Quarterly Interest Payment”).

c.
Section 6.3.  Prepayment Fee.  If the Obligations are prepaid in full on a final basis prior to the end of the Basic Term or any Renewal Term, a “Prepayment” shall be deemed to have occurred.  To the extent such Prepayment shall have occurred, Borrower shall pay to Lender a sum equal to the amount of (a) the Cumulative Minimum Annual Interest Payment less interest paid during the Basic Term or any Renewal Term; or (b) an amount equal to the Minimum Quarterly Interest Payment times the number of quarters remaining in the Basic Term or Renewal Term, as applicable (the “Prepayment Fee”).  In addition, Borrower shall also pay any prepayment penalties provided for in the Term Loan Documents or any other agreement with Lender.  A Prepayment may be deemed to have occurred regardless of whether such payment or other reduction (a) is voluntary or involuntary; (b) is occasioned by Lender’s acceleration of the Obligations or demand hereunder; (c) is made by Borrower or other third party, including Guarantor; (d) results from Lender’s receipt or collection of proceeds of its Collateral, including insurance proceeds and condemnation awards; (e) results from Lender’s exercise of its right of setoff; and/or (f) is made during an Insolvency Proceeding, or is made pursuant to any plan of reorganization or liquidation.

4.           Fee.  At the time of execution of the Modification, Borrower agrees to pay a one-time fee in the amount of ----------N/A---------- and 00/100 Dollars ($----------n/a----------).

5.           Legal Effect.  Except as specifically set forth in this Modification, all of the terms and conditions of the Agreement remain in full force and effect.

6.           Integration.  This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof.  All amendments hereto must be in writing and signed by the parties.

IN WITNESS WHEREOF, the parties have executed this First Modification to Loan and Security Agreement as of the date first set forth above.

BFI Business Finance		TransTech Systems, Inc.

/s/ Stephen P. Darlington		/s/ James M. Gingo
By:	Stephen P. Darlington	By:	James M. Gingo
Its:	Vice President	Its:	President